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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Knoll, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

March 23, 2016

Dear Stockholder:

        We cordially invite you to attend our 2016 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Wednesday, May 4, 2016 at our offices located at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. The attached notice of Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Knoll, Inc. that you should consider when you vote your shares.

        When you have finished reading the proxy statement, please promptly vote your shares via the Internet, via the telephone or by marking, signing, dating and returning a proxy card. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

Andrew B. Cogan
 Chief Executive Officer

1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Fax 215 679-1013

KNOLL, INC.
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knoll, Inc.:
TIME: 9:00 a.m. (local time)
DATE: Wednesday, May 4, 2016

PLACE: Knoll, Inc., 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019

PURPOSES:

  1.
  To elect three (3) directors named in the proxy statement for a term ending at the 2019 Annual Meeting of Stockholders.

  2.
  To ratify the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

  3.
  To hold an advisory vote to approve executive compensation.

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

        You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Knoll, Inc. common stock at the close of business on March 15, 2016. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. A stockholder may examine the list for any legally valid purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Pollner
 Senior Vice President, General Counsel and Secretary

March 23, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 4, 2016

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

KNOLL, INC.
1235 WATER STREET
EAST GREENVILLE, PENNSYLVANIA 18041
215-679-7991

PROXY STATEMENT FOR THE KNOLL, INC.
2016 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

        We have elected to furnish our proxy statement and annual report to certain of our stockholders over the Internet pursuant to United States Securities and Exchange Commission (SEC) rules, which allows us to reduce costs associated with the 2016 annual meeting of stockholders. On or about March 23, 2016, we will mail to certain of our stockholders a notice of Internet availability of proxy materials containing instructions regarding how to access our proxy statement and annual report online (the eProxy Notice). The eProxy Notice contains instructions regarding how you can elect to receive printed copies of the proxy statement and annual report. All other stockholders will receive printed copies of the proxy statement and annual report, which will also be mailed to such stockholders on or about March 23, 2016.

        We sent you this proxy statement because our board of directors is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares via the Internet or by marking, signing, dating and returning a proxy card. If you hold your shares through a broker you may also be able to vote your shares through such broker either via the Internet or by telephone. Please contact your broker directly for details regarding these voting options.

        Only stockholders who owned our common stock at the close of business on March 15, 2016, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 49,034,818 shares of our common stock outstanding, including 47,963,533 shares of stock entitled to vote and 1,071,285 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2015 annual report, which includes our financial statements for the fiscal year ended December 31, 2015.

What Will I Be Voting On?

        You will be voting on:

  1.
  The election of three directors named in the proxy statement to serve for a three-year term ending at our 2019 Annual Meeting of Stockholders;

  2.
  The ratification of the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

  3.
  An advisory vote to approve executive compensation; and

  4.
  Any other business properly presented at the annual meeting.

How Many Votes Do I Have?

        Each share of our common stock that you own entitles you to one vote.

Why Did I Receive an eProxy Notice of Internet Availability of Proxy Materials?

        The SEC permits us to electronically distribute proxy materials to stockholders. We have elected to provide access to our proxy materials and annual report to certain of our stockholders on the Internet instead of mailing the full set of printed proxy materials. On or about March 23, 2016, we will mail to certain of our stockholders an eProxy Notice containing instructions regarding how to access our proxy statement and annual report and how to vote online. If you received an eProxy Notice by mail, you will not receive printed copies of the proxy materials and annual report in the mail unless you request them. Instead, the eProxy Notice instructs you how to access and review all of the important information contained in the proxy statement and annual report. The eProxy Notice also instructs you how you may submit your proxy over the Internet. If you received an eProxy Notice by mail and would like to receive a printed copy of our proxy materials and annual report, you should follow the instructions for requesting such materials included in the eProxy Notice.

How Do I Vote?

        You may vote via the Internet by going to the website www.envisionreports.com/KNL and following the instructions outlined on the website or via the telephone by calling 1-800-652-VOTE and following the recorded instructions. If you request paper copies of the proxy materials, you can also vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted. If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

        If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3). Your broker is not permitted to vote your uninstructed shares in the election of directors or executive compensation matters on a discretionary basis. Thus, if you hold your shares through a broker and you do not instruct your broker how to vote for Proposal 1 (the election of directors) or Proposal 3 (the advisory vote on executive compensation), no votes will be cast on your behalf with respect to those matters. Your broker may vote your uninstructed shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm on a discretionary basis.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

        If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 15, 2016, the record date for voting. The Annual Meeting will be held at 9:00 a.m. (local time) on Wednesday, May 4, 2016 at our offices at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

May I Revoke My Proxy?

        If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

  •
  You may send in another proxy via the mail or the Internet with a later date;

  •
  You may notify our Secretary in writing (at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041) before the Annual Meeting that you have revoked your proxy; or

  •
  You may vote in person at the Annual Meeting.

How Does our Board of Directors Recommend That I Vote on the Proposals?

        Our board of directors recommends that you vote as follows:

  •
  Proposal 1:  "FOR" the election of the three nominees for director named in the proxy statement for a term ending at the 2019 Annual Meeting of Stockholders;

  •
  Proposal 2:  "FOR" ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

  •
  Proposal 3:  "FOR" the resolution regarding an advisory vote to approve executive compensation.

        If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Meeting?

        The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	The three nominees for director who receive the most votes (also known as a "plurality" of the votes) will be elected. However, under our Director Resignation Policy contained in our Corporate Governance Guidelines, any director receiving a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender an offer of resignation for consideration by our nominating and corporate governance committee and our board of directors.
Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of independent registered public accounting firm.

Proposal 3: Advisory Vote on Executive Compensation

The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, on an advisory basis, the executive compensation described in this proxy statement.

What is the Effect of Broker Non-Votes and Abstentions?

  •
  Broker Non-Votes:  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as a routine matter. The election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your brokerage firm cannot vote your shares. Broker non-votes will not count as votes against any matter at the annual meeting.

  •
  Abstentions:  Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 and Proposal 3 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of Proposal 1—the vote to elect the three nominees for director.

What Are the Costs of Soliciting these Proxies?

        We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

Who Will Tabulate the Votes?

        Votes cast by proxy or in person will be counted by the persons appointed by us to act as election inspectors for the meeting.

Where Do I Find the Voting Results of the Meeting?

        We will announce the preliminary voting results at the meeting and provide the final results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

Householding of Annual Disclosure Documents

        To reduce the expenses of delivering duplicate materials to our stockholders, we are relying on a rule of the Securities and Exchange Commission (the "SEC") that allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as "householding," benefits both you and us. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be "householded," the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

        If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

        If you do not wish to participate in "householding" and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

  •
  If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

  •
  If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2016, for (a) the executive officers named in the Summary Compensation Table on page 31 of this proxy statement, (b) each of our directors and director nominees, (c) all of our directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 49,116,313 shares of common stock outstanding on February 29, 2016, including 48,045,028 shares of stock entitled to vote and 1,071,285 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent(1)
Stockholders owning approximately 5% or more:
BlackRock, Inc.(2)	3,626,845	7.4
The Vanguard Group, Inc.(3)	3,335,352	6.8
FMR LLC(4)	3,074,444	6.3
Silvercrest Asset Management Group, LLC(5)	2,849,453	5.8
Columbia Wanger Asset Management, LLC(6)	2,833,410	5.8
T. Rowe Price Associates, Inc.(7)	2,688,580	5.5
Directors and Executive Officers:
Burton B. Staniar(8)	139,685	*
Andrew B. Cogan(9)	278,669	*
Craig B. Spray(10)	23,248	*
Joseph T. Coppola(11)	*	*
Benjamin A. Pardo(12)	13,625	*
Pamela J. Ahrens(13)	4,233	*
Jeffrey A. Harris(14)(15)	81,427	*
Sidney Lapidus(14)(16)	180,017	*
Kathleen G. Bradley(14)	113,447	*
John F. Maypole(14)	29,349	*
Stephen F. Fisher(14)	40,605	*
Sarah E. Nash(14)(16)	50,796	*
Stephanie Stahl(14)	3,565	*
Christopher G. Kennedy(17)	8,604	*
All directors and executive officers as a group (18 persons)(18)	1,069,696	2.2

*
Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)
Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 29, 2016, or shares of restricted stock which will become vested within 60 days following February 29, 2016, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group. Information provided for BlackRock, Inc., The Vanguard Group, Inc., FMR LLC, Silvercrest Asset

  Management Group, LLC, Columbia Wanger Asset Management, L.P., and T. Rowe Price Associates, Inc., is based on the latest Schedule 13G report or amendment thereto that each has filed as of the date of this proxy statement.

(2)
BlackRock, Inc. filed a Schedule 13G/A with the SEC on January 26, 2016, indicating that as of December 31, 2015, it had sole voting power over 3,458,702 of these shares and sole dispositive power over all of these shares as a result of being a parent company or control person of the following subsidiaries, each of which beneficially owns less than 5% of the outstanding shares of our common stock: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia), BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co Ltd., and BlackRock Life Limited. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(3)
The Vanguard Group, Inc. filed a Schedule 13G/A with the SEC on February 10, 2016, indicating that as of December 31, 2015, (a) it had sole voting power over 107,526 of these shares and shared voting power over 4,400 of these shares, and (b) sole dispositive power over 3,226,626 of these shares and shared dispositive power over 108,726 of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
FMR LLC and Abigail P. Johnson filed a Schedule 13G/A with the SEC on February 12, 2016, indicating that as of December 31, 2015, they had the sole power to vote 914 of these shares and sole dispositive power over all of these shares. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boston, MA 02210.

(5)
Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. filed a Schedule 13G/A with the SEC on February 16, 2016, indicating that as of December 31, 2015, (a) they had shared voting power over all of these shares, and (b) shared dispositive power over all of these shares. The address of Silvercrest Asset Management Group, LLC, Silvercrest L.P. and Silvercrest Asset Management Group Inc. is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019.

(6)
Columbia Wanger Asset Management, LLC filed a Schedule 13G/A with the SEC on January 20, 2016, indicating that as of December 31, 2015 it had sole voting power over 2,531,889 of these shares and sole dispositive power over all of these shares. The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(7)
T. Rowe Price Associates, Inc. ("Price Associates") filed a Schedule 13G/A with the SEC on February 11, 2016, indicating that as of December 31, 2015, it had sole voting power over 400,860 of these shares and sole dispositive power over all of these shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)
Includes 50,000 shares of common stock issuable upon the exercise of options that are currently exercisable.

(9)
Excludes 355,000 shares of restricted common stock and 355,000 restricted stock units held by Mr. Cogan, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016.

(10)
Excludes 58,167 shares of restricted common stock held by Mr. Spray and 21,500 restricted stock units held by Mr. Spray, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016.

(11)
Excludes 20,000 shares of restricted common stock and 20,000 restricted stock units held by Mr. Coppola, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016.

(12)
Excludes 17,500 shares of restricted common stock and 17,500 restricted stock units held by Mr. Pardo, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016.

(13)
Excludes 27,500 shares of restricted common stock and 15,000 restricted stock units held by Ms. Ahrens, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016.

(14)
Excludes 7,009 shares of restricted common stock held by each of these non-employee directors, of which 3,525 will vest in February 2017, 2,207 will vest in February 2018, and 1,277 will vest in February 2019, which shares are subject to forfeiture if such non-employee director ceases to be a director (subject to pro rata vesting upon the occurrence of certain events).

(15)
Includes 10,000 shares owned by the Jamie & Jeffrey Harris Family Foundation, of which Mr. Harris is a Trustee.

(16)
Includes 25,000 shares of common stock issuable upon the exercise of options held by the director that are currently exercisable.

(17)
Excludes 5,692 shares of restricted common stock held by Mr. Kennedy, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 29, 2016, of which 2,208 will vest in February 2017, 2,207 will vest in February 2018 and 1,277 will vest in February 2019.

(18)
Includes 100,000 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options that are currently exercisable or exercisable within 60 days of February 29, 2016. Excludes 592,089 shares of restricted common stock and 471,500 restricted stock units held by all directors and executive officers as a group, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days after February 29, 2016.

 PROPOSAL 1—ELECTION OF DIRECTORS

        Our board of directors currently consists of ten members, classified into three classes as follows: Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2017 Annual Meeting (the "Class I directors"); Burton B. Staniar, Sidney Lapidus, Stephanie Stahl and Christopher G. Kennedy constitute a class with a term that expires at the 2018 Annual Meeting (the "Class II directors"); and Kathleen G. Bradley, Jeffrey A. Harris and John F. Maypole constitute a class with a term that expires at the 2016 Annual Meeting (the "Class III directors"). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election or until their respective successors are elected and qualified.

        On February 9, 2016, our nominating and corporate governance committee recommended Messrs. Harris and Maypole and Ms. Bradley for reelection after due consideration of their qualifications and past experience on our board of directors. On February 9, 2016, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Messrs. Harris and Maypole and Ms. Bradley for reelection at the 2016 Annual Meeting of Stockholders to serve for a term ending at the 2019 Annual Meeting of Stockholders.

        Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. However, if you hold your shares through a broker and do not instruct your broker how to vote in the election of directors, no vote will be cast on your behalf with respect to Proposal 1. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his or her place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

        The election of directors will be determined by a plurality vote and the three nominees receiving the most votes will be elected, subject to our director resignation policy which is discussed in more detail below.

        THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF JEFFREY A. HARRIS, JOHN F. MAYPOLE AND KATHLEEN G. BRADLEY AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Board of Directors

        Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 29, 2016, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors, the names of other public companies in which such persons hold directorships or held directorships within the past five years, and the particular experience, qualifications, attributes or skills that led the board to determine that the individual should serve as a director.

Name	Age	Position	Term Expiration
Burton B. Staniar	74	Chairman of the Board	2018 Annual Meeting
Andrew B. Cogan	53	Chief Executive Officer, Knoll, Inc., and Director	2017 Annual Meeting
Kathleen G. Bradley	66	Director	2016 Annual Meeting
Jeffrey A. Harris	60	Director	2016 Annual Meeting
Sidney Lapidus	78	Director	2018 Annual Meeting
John F. Maypole	76	Director	2016 Annual Meeting
Stephen F. Fisher	63	Director	2017 Annual Meeting
Sarah E. Nash	62	Director	2017 Annual Meeting
Stephanie Stahl	49	Director	2018 Annual Meeting
Christopher G. Kennedy	52	Director	2018 Annual Meeting

        Burton B. Staniar has served as Chairman of the Board of Knoll, Inc. since his appointment in December 1993. Mr. Staniar served as our Chief Executive Officer from December 1993 to January 1997. Prior to that time, Mr. Staniar held a number of assignments at Westinghouse Electric Corporation, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Mr. Staniar previously served as a director of Journal Register Company and Church and Dwight Co., Inc.

        Mr. Staniar has been associated with Knoll since 1993 and brings to the board extensive knowledge of our business operations and the contract office furniture industry as a whole. Mr. Staniar also brings to the board significant executive leadership and operational experience, having previously served in senior executive roles with subsidiaries of Westinghouse Electric Corporation and as Chairman and CEO of Westinghouse Broadcasting. Mr. Staniar also previously served on numerous public boards and currently serves as a board member for a number of non-profit organizations. Mr. Staniar's prior business experience and board service, along with his long tenure with Knoll, give him broad and extensive understanding of our operations and the proper role and function of the board.

        Andrew B. Cogan has served as a director of Knoll, Inc. since February 1996. Mr. Cogan became Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President—Marketing and Product Development and Senior Vice President. Mr. Cogan is also a director of the Chinati Foundation in Marfa, Texas, Interface, Inc. in Atlanta, Georgia, and American Woodmark Corporation in Winchester, Virginia.

        Mr. Cogan has substantial industry and management experience, having served in management functions at Knoll for more than 20 years and as our Chief Executive Officer since 2001. Mr. Cogan is uniquely qualified to bring strategic insight, design and marketing expertise and in-depth knowledge of Knoll's worldwide business to the board, having served in numerous key positions within our design and marketing group, and as Chief Operating Officer prior to becoming Chief Executive Officer. In addition to his management experience, Mr. Cogan brings to the board his perspectives as a director of other private and public boards.

        Kathleen G. Bradley has served as a director of Knoll, Inc. since November 1999. Ms. Bradley served as President and Chief Executive Officer, Knoll North America, from April 2001 until her retirement on May 23, 2008. Prior to that time she served as President from December 1999 to April 2001, Executive Vice President—Sales, Distribution and Customer Service from August 1998 until December 1999, Senior Vice President from 1996 until August 1998 and Divisional Vice President for Knoll's southeast division from 1988 until 1996. Prior to that time, Ms. Bradley was regional manager for our Atlanta region, a position to which she was promoted in 1983. She began her career with Knoll in 1979.

        Ms. Bradley has exceptional industry knowledge and a deep understanding of Knoll's business, having been associated with Knoll for over 35 years, including over seven years as President and Chief Executive Officer of Knoll, North America, and more than 20 years in numerous management positions. Ms. Bradley's experience has included managing regional divisions and key parts of the organization such as sales and distribution, and customer service. Ms. Bradley also served on the board of our industry trade organization, The Business and Institutional Furniture Manufacturer's Association. Ms. Bradley's in-depth knowledge of our business and her extensive management experience are important aspects of her service on the Board.

        Jeffrey A. Harris has been a director of Knoll, Inc. since February 1996. Mr. Harris is the founder and managing member of Global Reserve Group LLC, a financial advisory and investment firm focused primarily on the energy industry. Previously, he was a Managing Director of Warburg Pincus LLC, a private equity firm, where he was employed from 1983 until 2011 where his responsibilities included involvement in investments in energy, technology and other industries. Mr. Harris is a director of Serica Energy PLC and several private companies. In addition, he is a member of the Board of Trustees of the Cranbrook Educational Community, New York-Presbyterian Hospital and Friends of the High Line. Mr. Harris previously served as a director of Electromagnetic GeoServices ASA.

        Mr. Harris brings a strong business background to Knoll, having worked in the private equity field with Warburg Pincus for over 25 years. Mr. Harris has gained substantial experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. As a result of this service, Mr. Harris has a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors since 1996 and through that service has developed extensive knowledge of our business.

        Sidney Lapidus has been a director of Knoll, Inc. since February 1996. Mr. Lapidus is a Retired Partner of Warburg Pincus LLC, a private equity firm, where he was employed from 1967 to 2007. Mr. Lapidus is a director of Lennar Corporation, as well as a number of non-profit organizations. Mr. Lapidus previously served as a director of The Neiman Marcus Group, Inc.

        Mr. Lapidus spent over 40 years with Warburg Pincus, working principally in the private equity field. During those 40 years, Mr. Lapidus developed extensive business, finance and management skills, which he brings to the board's deliberations. Mr. Lapidus also brings to the board his experience in overseeing the management of diverse organizations, having served as a board member on many public and private boards, including a number of charitable and non-profit organizations. Mr. Lapidus' involvement in a variety of businesses has given him a broad understanding of the operational, financial and strategic issues facing public and private companies. He has served on our board of directors since 1996, and through that service has developed extensive knowledge of our business.

        John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 30 years, served as an independent director of, or consultant to, various corporations and providers of financial services. Mr. Maypole is a director of the National Captioning Institute, Inc. Mr. Maypole previously served as a director of Church and Dwight Co., Inc., Verizon Communications and the MassMutual Financial Group, among others.

        Mr. Maypole brings substantial accounting, finance, and management experience to the board. Mr. Maypole previously served as a chief financial officer, chief operating officer, chief executive officer, chairman of the board and independent consultant to numerous industrial and financial services companies and has significant experience with operational and financial matters, including financial reporting. Mr. Maypole has served on a number of private and public boards and his experiences have resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. Mr. Maypole's perspectives on executive management, leadership and financial management are important to the board's deliberations.

        Stephen F. Fisher has served as a director since December 2005. Mr. Fisher is the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, a position he has held since November 1998. Mr. Fisher also is a director of the National Association of Broadcasters.

        Mr. Fisher has held numerous financial management and operational positions. He has served as executive vice president and chief financial officer for a public company for over 17 years. Mr. Fisher has also worked in the private equity field, making investments in companies and managing those portfolio companies as well as serving on the board of directors of both public and private companies. He brings significant financial and operational management, as well as financial reporting, experience to the board.

        Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank where she was responsible for the firm's client relationships. Prior to these responsibilities, she was the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash serves on the Board of Directors of Irving Oil Company, Blackbaud Inc. and HBD Industries. She is a Trustee for New York-Presbyterian Hospital and is a member of the National Board of the Smithsonian Institution and on the Business Leadership Council of CUNY. Ms. Nash previously served as a director of Pathmark Stores, Inc., AbitibiBowater Inc. and Merrimack Pharmaceuticals, Inc.

        Ms. Nash has significant finance and investment banking experience, and brings that experience and her perspectives on management and finance to the Knoll board. She had a long, successful career in investment banking, retiring as Vice Chairman of J.P. Morgan Chase & Co.'s Investment Bank. Ms. Nash has served on a number of private and public boards, which has resulted in a broad understanding of the operational, financial and strategic issues facing public and private companies. She brings these experiences and understandings to the Knoll board.

        Stephanie Stahl joined us as a director in August 2013. Ms. Stahl is the CEO of Apprécier LLC, a company she co-founded in June 2015. Prior to that, Ms. Stahl served as Executive Vice President, Marketing and Strategy for Coach, Inc., a position she held from July 2013 until February 2015. Prior to that, Ms. Stahl served as the Senior Vice President, Strategy and Consumer for Coach from October 2012 until June 2013. Prior to joining Coach, Ms. Stahl was the Chief Executive Officer of the fitness company Tracy Anderson Mind and Body from July 2011 until July 2012. Prior to that, Ms. Stahl served as Executive Vice President and Chief Marketing Officer of Revlon and as a Partner and Managing Director of the Boston Consulting Group in the consumer goods, retail and media industries for over ten years.

        Ms. Stahl has significant experience in high-design businesses and in creating and driving global brand building consumer and customer strategies, particularly in the consumer goods and retail segments. Ms. Stahl brings this experience to the board as Knoll positions itself as the premier high design company in the interior space through expanded luxury offerings and new distribution channels.

        Christopher G. Kennedy joined us as a director in November 2014. Mr. Kennedy serves as Chairman of Joseph P. Kennedy Enterprises, Inc., which is the investment firm of the Kennedy Family. Mr. Kennedy also serves on the Board of Directors of Interface, Inc., a floor covering company, and is the Founder and Chairman of Top Box Foods, a Chicago-based non-profit hunger-relief organization. He formerly served as President of Merchandise Mart Properties, Inc., a subsidiary of Vornado Realty Trust, from 2000 to 2011. Since 1994, he has served on the Board of Trustees of Ariel Mutual Funds. Mr. Kennedy is also active in several educational and civic organizations.

        Mr. Kennedy has significant experience in the residential and commercial furniture markets, due to his experience as former President of Merchandise Mart Properties. Mr. Kennedy also brings substantial executive level experience that is particularly beneficial to our strategies and sales and marketing efforts in the corporate office and retail market segments. His insight into governmental and economic affairs and his civic involvement also are of great value to the Knoll board.

Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at www.knoll.com and will also be made available to stockholders without charge upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Director Resignation Policy

        Our Corporate Governance Guidelines include a Director Resignation Policy, adopted in 2014. Under this policy, any nominee for director in an uncontested election (i.e. an election where the only nominees are those proposed by the board) who receives a greater number of votes "withheld" from his or her election than votes "for" such election shall promptly tender an offer of resignation for consideration by the board. The nominating and corporate governance committee shall evaluate the director's offer of resignation, taking into account the best interests of the Company and its stockholders, and shall recommend to the board whether to accept or reject such offer of resignation. In making this recommendation, the nominating and corporate governance committee may consider all factors deemed relevant by its members, including, without limitation, the underlying reasons why stockholders voted against the director (if ascertainable), the length of service and qualifications of the director, the director's past (and expected future) contributions to the Company, and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document. The board shall act to accept or reject such offer of resignation within 120 days following certification of the stockholder vote at the stockholder meeting at which the election of directors was held. In making its decision, the board may consider the factors considered by the committee and such additional information and factors the board believes to be relevant.

Code of Ethics

        Our board of directors has adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The Code of Ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Director Independence

        In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on February 29, 2016, affirmatively determined that Messrs. Maypole, Fisher, Harris, Lapidus and Kennedy and Ms. Bradley, Ms. Nash and Ms. Stahl, a majority of the members of our board of directors, are independent. The independence standards of the New York Stock Exchange are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the New York Stock Exchange, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered the fact that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts. In the case of Mr. Kennedy, the board of directors also considered the fact that one of Mr. Kennedy's siblings is a partner in a New York-based film production company with the sister-in-law of our chief executive officer and determined that this relationship was not material.

Board Leadership Structure

        We currently have a separate chief executive officer, chairman of the board, and lead independent director. We do not have a formal policy on whether the same person should (or should not) serve as both the chief executive officer and chairman of the board; however, given the current composition of the board, we generally believe that different people should hold the positions of chairman of the board and chief executive officer. Additionally, we believe that when the chairman of the board is an employee of the company or otherwise not independent, it is important to have a separate lead independent director in order to facilitate the board's oversight of management.

        Mr. Staniar has served as our chairman since 1993, and served as our chief executive officer from 1993 until 1997. In serving as chairman, Mr. Staniar serves as a significant resource for our chief executive officer, Mr. Cogan, other members of management and the board of directors. We believe that the depth of leadership and the significant experience provided by Messrs. Cogan and Staniar in their respective roles as chairman and chief executive officer has benefited Knoll significantly.

        Mr. Staniar spends a significant amount of his time involved with day-to-day activities at the company, primarily working with customers and potential customers, but also assisting us with other senior management activities. As a result of this involvement (and the monetary payment he receives for his services), Mr. Staniar is not considered "independent" under applicable New York Stock Exchange listing standards. Accordingly, we also have a lead director who is "independent".

        Mr. Harris serves as our lead independent director. In that role, he presides over the board's executive sessions and serves as the principal liaison between management and the independent directors of our board. Mr. Harris has served as a Knoll director since 1996.

        We believe the combination of Mr. Staniar as our chairman and Mr. Harris as our lead director has been an effective structure for Knoll. The division of duties and the additional avenues of communication between the board and our management associated with having Mr. Staniar serve as chairman and Mr. Harris as lead director provides the basis for the proper functioning of our board and its oversight of management.

Oversight of Risk Management by our Board of Directors

        Our board of directors has overall responsibility for risk oversight. This role is primarily fulfilled by our audit committee. Our audit committee periodically discusses and evaluates company risk with our management, including our chief executive officer, chief financial officer and our chief legal officer.

Our audit committee also periodically discusses and evaluates risk with our independent auditors and members of our internal audit group. The audit committee reports back to our full board with respect to those activities. In addition, as described in the section entitled "Compensation Risk" on page 43 below, our compensation committee specifically evaluates risks associated with our compensation programs. The board's role in risk oversight has not had any effect on the board's leadership structure.

Board Diversity

        Diversity is one of the factors considered by our nominating and corporate governance committee in the director nomination process. The overriding principle guiding our director nomination process is a desire to ensure that our board as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the company and its stockholders. We also believe that an appropriate level of collegiality and chemistry among board members is extremely important to a well functioning board.

        Among the factors considered when we evaluate the skills, experiences and perspectives are the following:

  •
  Financial and accounting acumen;

  •
  Educational background;

  •
  Knowledge of our industry and related industries;

  •
  Personal and professional integrity;

  •
  Business or management experience;

  •
  Crisis management experience; and

  •
  Leadership and strategic planning experience.

        We also consider diversity with respect to race and gender in evaluating whether the board as a whole has the right mix of perspectives to properly serve the company and its stockholders.

        All of the factors set forth above are considered by the nominating and corporate governance committee as it evaluates the directors that are nominated to serve on our board. It is not our desire to make sure every skill, type of experience and perspective is represented on the board, but we instead focus on making sure there is an appropriate mix of skills, experiences and perspectives, which we believe leads to more thoughtful and open board discussions and deliberations. Our nominating and corporate governance committee monitors its consideration of diversity as part of the annual self-evaluation process.

Board Meetings and Committees

        During the year ended December 31, 2015, there were four meetings of our board of directors. During 2015, no director attended fewer than 75% of the total number of meetings or fewer than 75% of meetings of a committee of the board on which he or she served. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that, absent compelling circumstances, our directors will be in attendance at our 2016 Annual Meeting of Stockholders. All of our directors except for Mr. Kennedy attended our 2015 Annual Meeting of Stockholders.

        In accordance with our Corporate Governance Guidelines, our non-management directors meet periodically without any management directors or employees present. As required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines, our independent directors also meet exclusively in an executive session at least once a year. Mr. Harris presides over meetings of the non-management directors and independent directors.

        Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

        Audit Committee.    Our audit committee met eight times during 2015. This committee currently has four members, Messrs. Fisher and Maypole and Ms. Nash and Ms. Bradley. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an "audit committee financial expert," as the SEC has defined that term in Item 407 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

        Compensation Committee.    Our compensation committee met five times during 2015. This committee currently has four members, Messrs. Harris, Lapidus and Kennedy and Ms. Nash. Mr. Harris serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our chief executive officer generally makes recommendations to the compensation committee regarding executive compensation matters. Our board of directors has designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee determines which individuals receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards are granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. A description of the compensation committee's processes and procedures for the consideration and determination of executive compensation is set forth in more detail below in this Proxy Statement under the heading "Compensation Discussion and Analysis."

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee met three times during 2015. This committee currently has four members, Messrs. Harris, Maypole and Fisher and Ms. Stahl. Mr. Fisher currently serves as Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. The nominating and corporate governance committee also facilitates the board's overall self-assessment.

        The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate's personal integrity and judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

        In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2017 Annual Meeting of Stockholders, it must follow the procedures described in "Stockholder Proposals and Nominations for Director" set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

        No person who served as a member of our compensation committee during fiscal year 2015 was a current or former officer or employee of ours or engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2015. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

        In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted "Whistleblower Procedures" setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

        Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the board of directors or compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan, which was most recently amended effective

January 1, 2016. Under this Plan, our compensation package for non-employee directors currently consists of:

  •
  an annual fee of $50,000, payable in quarterly installments of $12,500;

  •
  a $10,000 annual fee for chair of the audit committee, payable in quarterly installments of $2,500 (This fee was increased to $15,000 effective January 1, 2016 and will now be paid to the lead director in addition to the chair of the audit committee);

  •
  an annual grant of restricted shares on the third trading day after the public release of annual financial results with a fair market value of $60,000 at the time of the grant (The value of this annual grant was increased to $70,000 effective January 1, 2016); and

  •
  reimbursement for expenses incurred in the performance of their duties as directors.

        All or a portion of annual fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date.

        The table below sets forth information concerning the compensation we paid to our non-employee directors and our chairman during 2015 for service on our board of directors. All of the directors listed below served for the entire year.

Director Compensation Table—2015

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	Stock Awards $(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation	Total ($)
Burton B. Staniar(2)	115,442		—	—		—	—	115,442
Kathleen G. Bradley(3)	50,000		—	60,000	(4)	—	—	110,000
Jeffrey A. Harris	50,000		—	60,000	(4)	—	—	110,000
Sidney Lapidus	50,000	(5)	—	60,000	(4)	—	—	110,000
John F. Maypole	60,000	(6)	—	60,000	(4)	—	—	120,000
Stephen F. Fisher	50,000		—	60,000	(4)	—	—	110,000
Sarah E. Nash	50,000		—	60,000	(4)	—	—	110,000
Stephanie Stahl	50,000		—	60,000	(4)	—	—	110,000
Christopher G. Kennedy	50,000	(7)	—	60,000	(4)	—	—	110,000

(1)
Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718 ("Topic 718"). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 17 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016. The restricted stock awards to which the amounts in this column relate are described in the footnotes below.

(2)
Mr. Staniar serves as our chairman pursuant to an amended and restated employment agreement dated January 1, 2006 (amended as of May 4, 2009) under which Mr. Staniar receives compensation as an employee of Knoll. In accordance with his employment agreement, Mr. Staniar receives an annual salary of $115,000. Mr. Staniar also received $50,100 in payments from the Knoll Pension Plan during 2015. The actuarial present value of Mr. Staniar's pension benefit under the Knoll Pension Plan decreased by $30,931 for 2015 due to a change in plan assumptions. Mr. Staniar does not receive any additional compensation for his service on our board of directors.

(3)
Ms. Bradley began receiving payments under the Knoll, Inc. Non-Employee Director Compensation Plan following her retirement on May 23, 2008. Ms. Bradley also received $19,631 in payments from the Knoll Pension Plan during 2015 based on her prior service as a Knoll employee. The actuarial present value of Ms. Bradley's pension benefit under the Knoll Pension Plan decreased by $21,301 for 2015 due to a change in plan assumptions.

(4)
On February 9, 2015, pursuant to the terms of the Knoll, Inc. Non-Employee Director Compensation Plan, each of our non-employee directors received a grant of 2,795 shares of restricted stock, with a fair market value of $60,000 at the time of grant. These shares vest equally in one-third increments on the first, second and third anniversary of the date of grant, subject to earlier pro rata vesting upon the occurrence of certain events. The grant date fair value of each of these restricted stock awards under Topic 718 was $60,000. As of December 31, 2015, all of these shares were unvested.

(5)
Pursuant to our Non-Employee Director Compensation Plan, Mr. Lapidus elected to receive all of his cash fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Lapidus received a total of 2,264 shares of our common stock which were earned as follows: 533 shares on March 31, 2015 (based on a closing price of $23.43), 499 shares on June 30, 2015 (based on a closing price of $25.03), 568 shares on September 30, 2015 (based on a closing price of $21.98) and 664 shares on December 31, 2015 (based on a closing price of $18.80).

(6)
Mr. Maypole received $50,000 as annual compensation for serving on our board of directors and $10,000 for serving as chairman of our audit committee.

(7)
Pursuant to our Non-Employee Director Compensation Plan, Mr. Kennedy elected to receive all of his cash fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Kennedy received a total of 2,264 shares of our common stock which were earned as follows: 533 shares on March 31, 2015 (based on a closing price of $23.43), 499 shares on June 30, 2015 (based on a closing price of $25.03), 568 shares on September 30, 2015 (based on a closing price of $21.98) and 664 shares on December 31, 2015 (based on a closing price of $18.80).

        The following table sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards outstanding as of December 31, 2015:

Name	Aggregate Number of Outstanding Restricted Stock Awards	Aggregate Number of Outstanding Option Awards
Burton B. Staniar	—	50,000
Kathleen G. Bradley	6,655	—
Jeffrey A. Harris	6,655	—
Sidney Lapidus	6,655	25,000
John F. Maypole	6,655	—
Stephen F. Fisher	6,655
Sarah E. Nash	6,655	25,000
Stephanie Stahl	5,429	—
Christopher G. Kennedy	2,795	—

EXECUTIVE OFFICERS

        Set forth below are the names of our executive officers, who are not also directors, their ages as of February 29, 2016, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Joseph T. Coppola	52	Chief Operating Officer
Benjamin A. Pardo	54	Executive Vice President—Director of Design
Craig B. Spray	47	Senior Vice President and Chief Financial Officer
Michael A. Pollner	43	Senior Vice President, General Counsel and Secretary
Pamela J. Ahrens	58	Senior Vice President—Sales and Distribution
Roxanne B. Klein	39	Senior Vice President—Human Resources
Roger B. Wall	55	President—Coverings
Michael A. Beattie	53	Global Chief Information Officer

        Joseph T. Coppola has served as our Chief Operating Officer since June 1, 2015. Prior to joining us, Mr. Coppola served as Vice President, Global Supply Chain, at Boart Longyear, an international provider of mineral exploration drilling services and drilling products, a position he held from 2013 until May 2015. Prior to that, Mr. Coppola held the title of Vice President, Manufacturing with Boart Longyear from 2006 to 2013. Prior to joining Boart Longyear in 2006, Mr. Coppola held senior supply chain roles with the Mechanical Systems and Airframe Systems units of Honeywell International. He also served in operations and manufacturing roles with Eaton Corporation and Norfolk Southern Corporation.

        Benjamin A. Pardo has served as our Executive Vice President—Director of Design, since June 9, 2011. Prior to that, Mr. Pardo served as our Senior Vice President—Director of Design since September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

        Craig B. Spray has served as our Senior Vice President and Chief Financial Officer since September 23, 2013. From 2005 until joining Knoll, Mr. Spray served in various financial management positions with Fortune Brands, Inc. and its related companies, including, most recently, as Executive Vice President and Chief Financial Officer of Masterbrand Cabinets, Inc., the kitchen and bath cabinetry subsidiary of Fortune Brands Home & Security, Inc. From 2001 through 2005 Mr. Spray served in various finance roles at Ford Motor Company. Mr. Spray has also served as a United States Naval Officer in various leadership roles.

        Michael A. Pollner became our Senior Vice President, General Counsel and Secretary on February 3, 2015. Prior to that, Mr. Pollner served as our Vice President, General Counsel and Secretary from March 1, 2007 until February 2015, and as our Assistant General Counsel from September 1, 2005 until March 1, 2007. Prior to joining us, Mr. Pollner was a lawyer with the law firm, Blank Rome LLP, which he joined in February 2004. From September 1999 to February 2004, Mr. Pollner was a member of the business law department at Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania.

        Pamela J. Ahrens became our Senior Vice President—Sales and Distribution on September 3, 2013. Prior to joining us, Ms. Ahrens had a thirty-year career with Xerox Corporation holding a variety of titles including Senior Vice President and General Manager, Northeast Operations (from 2012 until 2013), Senior Vice President, Strategic Business Unit Client Sales and Operations (from 2011 until 2012), Senior Vice President, Major Accounts (2011) and Senior Vice President Indirect Channels, Eastern and Central Region (from 2006 until 2010).

        Roxanne B. Klein has served as our Senior Vice President—Human Resources since November 23, 2015. Prior to that, Ms. Klein served as our Vice President, Human Resources for our Knoll Office

division from June 2014 until November 2015, Director, Human Resources from October 2010 until June 2014 and as our Manager, Human Resources from April 2007 until October 2010. Prior to joining us, Ms. Klein worked for Praxair, Inc. as Regional Human Resources Manager from March 2006 until April 2007 and for Danaher Corporation as Director, Human Resources from May 2004 until March 2006. Ms. Klein has over 15 years of Human Resources experience in a variety of businesses.

        Roger B. Wall has served as President, Coverings since May 2014. Prior to that, Mr. Wall served as President of Spinneybeck Enterprises, Inc., a wholly-owned subsidiary of Knoll, Inc. from 1996 until 2014.

        Michael A. Beattie became our Global Chief Information Officer on April 28, 2014. Prior to joining us, Mr. Beattie served as Chief Information Officer of Aramark Uniform Services from October 2012 until April 2014 and as Vice President, IT Application Development from January 2010 until October 2012. From January 2001 until January 2010, Mr. Beattie served as IT Director at Intel Corporation.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis addresses the compensation paid or awarded to our five executive officers listed in the Summary Compensation Table below. These executive officers are referred to in this proxy statement as our "named executive officers". Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this compensation discussion and analysis references to "executive officers" or "officers" refer to our named executive officers, unless the context indicates otherwise.

Overview

        2015 was a strong year for Knoll as the business delivered strong operating results that improved upon our accomplishments in 2014 and exceeded our 2015 operating profit target. We delivered industry-leading levels of profitability relative to our publicly-traded peers and gained market share in our Office segment. Net sales for the year ended December 31, 2015 were $1,104.4 million, an increase of $54.1 million, or 5.2%, from sales of $1,050.3 million for the year ended December 31, 2014. Diluted earnings per share increased from $0.97 in 2014 to $1.36 in 2015. Operating profit, the primary financial metric we rely upon in making compensation decisions, was $101 million for 2015, an increase of $24.3 million, or 31.6%, from operating profit of $76.8 million for 2014. After adjusting for items that we believe to be infrequent or not indicative of our operating performance, our operating profit for 2015 was $113.5 million, or 110% of our target of $103 million (See Exhibit A on page 51 for a reconciliation of adjusted operating profit to GAAP operating profit). Consistent with the diversification strategy we initiated several years ago, over 38% of our sales in 2015 and 57% of our profits were from outside our Office segment. We also strengthened the depth of talent across our management team and believe that Knoll is positioned for future success.

        Virtually every segment of the business contributed to our strong results. Net sales for our Office segment in 2015 were $686.9 million, an increase of 4.7%, when compared with 2014. Operating profit for the Office segment in 2015 was $43.1 million, an increase of 96.4%, when compared with 2014. Net sales for the Studio segment in 2015 were $303.8 million, an increase of $24.7 million, or 8.8%, when compared with 2014. Operating profit for the Studio segment in 2015 was $43.3 million, an increase of 29.1%, when compared with 2014. While net sales for the Coverings segment in 2015 decreased slightly, for the full year 2015, Spinneybeck -- FilzFelt and KnollTextiles both grew. Operating profit for the Coverings segment in 2015 was $14.6 million, a decrease of $6.7 million, or 31.3%, when compared with 2014. However, excluding the impact of a one-time impairment charge, adjusted operating profit for the Coverings segment was $25.3 million for 2015, an increase of $2.9 million, or 12.9%, compared to 2014. (See Exhibit A).

        In 2015 we also aggressively managed our balance sheet, while simultaneously increasing our dividend. As of December 31, 2015, our bank leverage was 1.67 times EBITDA, down from 2.41 times EBITDA a year ago. (For details on the leverage ratio calculations, see Exhibit A on page 52). In the fourth quarter, we increased our dividend by 25%. In the aggregate we paid $24.4 million in dividends to our stockholders for 2015.

        As a result of our strong operating performance and year-over-year improvement in sales and operating profits that exceeded our 2015 plan targets, our executive officers received 2015 non-equity incentive payments that were above target. Base salaries for certain of our executive officers were also increased effective July 1, 2015. We also made equity grants to our executive officers that included both time and performance-based vesting features.

Elements of Executive Compensation Program

        Our executive compensation programs are generally designed to:

  •
  provide competitive compensation packages that will attract and retain superior talent;

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  motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

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  align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

        We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

        Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards.

        The following table sets forth the primary objectives addressed by each component of our executive compensation programs.

Type of Compensation	Objectives Addressed
Base Salary	Competitive Compensation
Annual Non-Equity Incentive Bonus	Competitive Compensation; Motivation; Reward
Long-Term Incentive Compensation (Restricted Shares and Stock Units)	Retention; Reward; Motivation; Alignment of Interests with Stockholders

        Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites.

Process

        Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

        At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers. In connection with these recommendations, the compensation committee is provided with information on the executive officers' existing compensation arrangements, equity awards and compensation history, if requested. The committee is also provided (and considers) our actual financial performance, both in relation to the performance targets set and in relation to the industry as a whole. Other factors, including the executive officer's individual performance and any extraordinary efforts or hurdles faced by the executive officer, may also be considered.

        After reviewing the chief executive officer's recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers other than our chief executive officer. The compensation committee typically makes a recommendation to our full board of directors with respect to the cash compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the applicable cash compensation levels for our chief executive officer.

        Our chief executive officer may also periodically recommend to the compensation committee that certain executive officers receive equity grants. We do not have a formal policy of standard or periodic equity grants to executive officers. However, we have made equity grants to most of our named executive officers each of the past three years. These grants are typically based on the executive officers' then-outstanding equity and the responsibilities that such executive officer has managed in the past or is expected to manage in the future, and any other factors deemed relevant by the compensation committee.

Compensation Consultants and Peer Group

        In 2013 the compensation committee directly engaged Pearl Meyer & Partners ("Pearl Meyer"), an independent compensation consultant, for the purpose of conducting an overall review of our executive compensation programs. Pearl Meyer provides no other services for the Company. As part of its engagement, Pearl Meyer evaluated the base salary, annual non-equity incentive and long-term equity components of our executive compensation programs for our most senior executives, including our named executive officers. Working with Pearl Meyer, the compensation committee developed a peer group consisting of the following companies: Herman Miller, Inc., Steelcase, Inc., HNI Corporation, Kimball International, Inc., Interface, Inc., Movado Group, Inc., and Tumi Holdings, Inc. (the "Peer Group"). Pearl Meyer evaluated the competitiveness of our compensation programs using proxy information from the companies included as part of the Peer Group, and also considered data compiled from published surveys of executive compensation for other comparably-sized companies within the durable goods consumer products sectors. The compensation committee considered this data, among other factors, in determining the components and amounts of compensation that are appropriate for the Company's named executive officers. However, the compensation committee did not establish formal benchmarked compensation targets or ranges for our executive officers based on this information. Instead, this information was used as a general market resource in making compensation decisions regarding base salaries, annual non-equity incentive compensation and longer term equity grants.

Base Salary

        The compensation committee reviews base salary levels for executive officers on an annual basis and any changes are typically made mid-year. Currently, our only named executive officer with a written employment agreement is our Chief Executive Officer, Mr. Cogan.

        We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary non-equity incentive bonuses and equity grants to have a significant motivating impact on the executive officers.

Annual Non-Equity Incentive Bonuses

        We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. Typically, our incentive compensation program is principally focused on operating profit (based on our financial plan for the year and adjusted as necessary to account for one-time and non-recurring items, such as restructuring charges, that are not indicative of operating performance). In addition, our awards sometimes include supplemental goals which may be considered by the compensation committee, in its discretion. These additional goals are merely supplemental measures designed to provide the named executive officers with guidance regarding our expectations for performance. Our compensation committee also may, in its discretion, consider the operating performance of our individual business segments; namely, Office, Studio and Coverings, or establish supplemental measures relating to segment performance to the extent there is a relationship between the specific named executive officer's duties and the performance of a particular business segment. We do not use specific quantitative formulas in calculating any of our incentive payments.

        The target payouts on our annual non-equity incentive bonuses are generally around 100% of the executive officer's base salary and, therefore, provide an opportunity for the executive officer to significantly increase his/her annual cash compensation by delivering strong performance and assisting the company in meeting its operating goals. We believe this potential increase in annual cash compensation keeps our executive officers highly motivated and, when performance targets are met and exceeded, appropriately rewarded for their hard work and exceptional performance in what are very demanding jobs.

        The compensation committee determines the amount of each executive's actual non-equity incentive payment principally based on our ability to meet the company's operating goals. When appropriate in the discretion of the compensation committee, an assessment of the officer's progress toward achieving supplemental goals, strategic initiatives or an evaluation of specific business segment performance may be conducted. As explained above, the compensation committee typically makes a recommendation to the board of directors with respect to the annual incentive payments for the chief executive officer, and the board of directors makes the final determination of such amounts. These annual payments are disclosed in the "non-equity incentive plan compensation" column of the Summary Compensation Table below.

        The compensation committee has significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the targets are achieved. Rather than relying on rigid formulas and calculations, we use our judgment and discretion to determine payouts that we believe are appropriate under the circumstances. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive's performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. Our officers can be significantly rewarded when the company and individual performance measures are exceeded. Conversely, our officers generally receive significantly smaller cash payouts when our company and/or individual performance measures are not met.

        By structuring these annual incentive bonuses in a way that permits us to exercise discretion and to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance (typically operating profit), we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone's control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets or otherwise performed in a manner that deserved additional recognition, as we determine to be equitable.

        The financial targets used in our annual non-equity incentive compensation programs generally relate to our annual financial plan that is submitted to and approved by our board of directors in

December of the prior year. Accordingly, these awards are intended to motivate and drive our officers to achieve (and exceed) those financial plan targets. While supplemental goals may be included, our annual operating profit performance is generally central to our compensation decisions.

Long-term Incentive Compensation—Equity Grants

        We believe that our executive officers should have significant equity interests, and have designed our compensation programs accordingly. Long-term incentive compensation is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to five years, which also serves to mitigate the risk that an executive officer would overly focus on short-term goals to the detriment of the company's long-term success.

        Restricted Shares—Time Vesting.    We periodically grant time vesting restricted shares to our executive officers and other key employees. These restricted share grants are typically structured to vest on a specified anniversary date, generally between the third and fifth anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be voted and disposed of by the grantees. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company, death, disability and upon termination without cause. Unvested restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for "cause" (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that are paid on our common stock during the vesting period of any restricted shares are typically accrued and paid out to the grantee when the restricted shares vests.

        Performance-Based Restricted Stock Units.    Following the Pearl Meyer Compensation Study, we began to grant performance-based restricted stock units. These grants have been structured such that fifty (50%) percent of the award vests if the Company achieves certain three-year operating profit targets and the remaining fifty percent (50%) of the award vests if the Company's total shareholder return (calculated in accordance with the applicable restricted stock unit agreement) exceeds the median total shareholder return of the Peer Group. We believe these grants have both a strong retentive influence on our executive officers and, at the same time, keep them appropriately motivated by incentivizing them to achieve our financial goals and deliver returns for our shareholders. In order for our executive officers to earn all of their performance-based awards, they need to successfully deliver operating profit and generate shareholder returns which compare favorably to our peers.

        Retention Feature.    When an executive officer leaves the company unvested restricted share and stock unit awards are generally forfeited. The amount of equity provided to an executive officer is typically evaluated with a view to making sure that the equity (whether restricted shares, units, stock options, or otherwise) has significant enough value that the forfeiture of the equity upon voluntarily leaving the company significantly discourages our executive officers from seeking other employment opportunities and from entertaining other employment opportunities that may otherwise arise.]

        Motivation and Reward Feature.    In addition to the retention aspect of restricted shares and stock units, we also believe stock option and restricted share and stock unit awards serve a motivation and reward function. The higher our stock price at vesting, the more valuable these equity awards become to the grantee. Over the vesting period, grantees can increase the value of these equity awards (and, therefore, their overall compensation) to the extent their individual performance can positively impact the company's overall performance and result in an increase in our stock price. We, therefore, believe these equity awards motivate the grantees to accomplish desired performance and, to the extent our stock price responds to our overall performance, can result in significant value to our officers, rewarding them for their hard work and exceptional performance.

        We do not apply a formula for determining the specific equity award levels for our executive officers. Rather, the determination is a result of the compensation committee's discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, the responsibilities of the executive officers, the amounts of the executive officers' then-outstanding equity awards and any other factors that the compensation committee determines are relevant. In exercising its discretion, the compensation committee relies on the individual experiences and perspectives of its members and dialogue with our chief executive officer in evaluating whether the specific recommended grant levels will have the desired effect.

        Stock Ownership Policy.    We maintain a Stock Ownership Policy that is applicable to our directors and executive officers. Under the policy, our chief executive officer and chief financial officer are required to own equity equal to at least four times their base salary and our other executive offers are required to own equity equal to at least one times their base salary. Our directors are required to own equity equal to at least four times their annual cash retainer under the policy. There is a five year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy. We believe this policy helps further our desire to have our named executive officers' interests aligned with the interests of our stockholders.

Pension and Retirement Benefits

        Our executive officers who joined Knoll prior to January 1, 2011 participate in the Knoll Pension Plan, a noncontributory defined benefit plan. Mr. Cogan is our only executive officer who accrued additional benefits under the Knoll Pension Plan for 2015. Effective January 1, 2016, the Knoll Pension Plan was frozen for all participants, including Mr. Cogan. For more information on the Knoll Pension Plan, see "Pension Benefits" on page 39. Our other executive officers participate in the Knoll Retirement Savings Plan pursuant to which they receive matching contributions of 50% of their voluntary contributions, up to a maximum amount of 6% of eligible compensation, plus potential profit-sharing and transition contributions based on age and length of service.

Severance and Change-in-Control Benefits

        We have a severance pay plan that generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers, who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed in connection with a job elimination. All of our named executive officers, other than Mr. Cogan, are technically covered by the severance pay plan, although it is unlikely that the termination of one of our named executive officers would ever constitute a job elimination within the meaning of the plan. For a more detailed discussion of the severance pay plan, see "Potential Payments Upon Termination or Change-in-Control—Severance Pay Plan".

        We have agreed to provide Mr. Cogan with severance benefits upon certain separations of his employment. Mr. Cogan is entitled to severance benefits if (i) his employment is terminated by us for any reason other than cause or in connection with disability or death, (ii) we elect not to renew the employment agreement, or (iii) the employment agreement is terminated by Mr. Cogan in connection with a material breach of the employment agreement by us. These severance benefits are contained in an employment agreement between us and Mr. Cogan. For more details on these benefits, see "Potential Payments Upon Termination or Change-in-Control—Severance Under Employment Agreements".

        If the severance provisions are triggered under Mr. Cogan's employment agreement, he is entitled to the sum of (i) 200% of his then base salary, plus (ii) the average of the annual bonuses paid to him for the two completed fiscal years that immediately proceeded the fiscal year of the termination.

        The severance benefits provided to Mr. Cogan were designed, in part, as an inducement to Mr. Cogan to serve as our Chief Executive Officer, and as consideration for his willingness to agree to a non-competition arrangement. The severance arrangements were also structured to provide Mr. Cogan with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. Cogan.

2015 Compensation—Analysis

        In making compensation decisions with respect to payouts under our 2015 non-equity incentive awards, our compensation committee primarily considered our strong operating performance relative to our 2015 target and year-over-year improvement across our business segments. We delivered industry-leading performance relative to our publicly-traded peers and strong top and bottom line growth to close out 2015. Overall operating profit was $101.1 million for 2015, an increase of $24.3 million, or 31.6%, from operating profit of $76.8 million for 2014. After adjusting for one-time expenses, our operating profit for 2015 was $113.5 million, or 110% of our target of $103 million. Based on this performance, the compensation committee exercised its discretion under the non-equity incentive program to pay out annual non-equity incentive bonuses that were at or above target levels. Base salaries for certain executive officers were also increased effective July 1, 2015 in order keep pace with our competitors.

Chief Executive Officer

        Mr. Cogan was paid base salary of $847,892 based on a rate of $832,000 per annum for the first half of 2015 and a rate of $852,000 per annum for the second half of 2015. Mr. Cogan also received a non-equity incentive bonus of $1,000,000, 120% of his target award for 2015. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our strong operating performance relative to our 2015 operating profit target. As described above, we generated $101.1 million of operating profit, an increase of 31.6% over 2014. Adjusted operating profit for 2015 was $113.5 million, 110% of our target level of $103 million. Additionally, the compensation committee also considered Mr. Cogan's more active role in our improved performance in the company's Office segment, which gained market share. We also aggressively managed our balance sheet, reducing our leverage ratio, while simultaneously increasing our dividend.

        On February 9, 2015, Mr. Cogan was granted 40,000 restricted shares and 40,000 performance based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance based stock units vest if the company exceeds $225 million of operating profit over a three year period and an additional twenty-five percent of the performance based stock units vest if the company exceeds $255 million of operating profit over a three-year period. The remaining fifty percent of the performance based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. As explained above, the compensation committee believes these grants will have both a strong retentive influence on Mr. Cogan and, at the same time, keep him appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

        In December 2015, we granted Mr. Cogan a 2016 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

Senior Vice President and Chief Financial Officer

        Mr. Spray was paid base salary of $331,327 based on a rate of $325,000 per annum for the first half of 2015 and a rate of $335,000 per annum for the second half of 2015. Mr. Spray also received a non-equity incentive bonus of $357,000, 110% of his target award. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our strong operating performance relative to our 2015 operating profit target, as well as Mr. Spray's individual contributions during the year, including his management of our balance sheet. As described above, we reduced our leverage ratio from 2.41:1 to 1.67:1 (See Exhibit A on page 51 for more information on the leverage ratio calculation).

        On February 9, 2015, Mr. Spray was granted 9,000 restricted shares and 9,000 performance based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance based stock units vest if the company exceeds $225 million of operating profit over a three-year period and an additional twenty-five percent of the performance based stock units vest if the company exceeds $255 million of operating profit over a three-year period. The remaining fifty percent of the performance based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. As explained above, the compensation committee believes these grants will have both a strong retentive influence on Mr. Spray and, at the same time, keep him appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

        In December 2015, we granted Mr. Spray a 2016 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

Chief Operating Officer

        Mr. Coppola commenced employment with Knoll on June 1, 2015 with a base salary of $335,000 and a targeted non-equity incentive bonus of $335,000, which was guaranteed for 2015. Mr. Coppola received fifty percent (50%) of this target amount at employment commencement. Mr. Coppola also received $75,000 under the Knoll Relocation Program and $12,000 for temporary living expenses associated with his relocation to Pennsylvania. After joining Knoll, Mr. Coppola also was granted 20,000 restricted shares and 20,000 performance based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance based stock units vest if the company exceeds $225 million of operating profit over a three-year period and an additional twenty-five percent of the performance based stock units vest if the company exceeds $255 million of operating profit over a three-year period. The remaining fifty percent of the performance based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. The compensation committee believes that the package offered to Mr. Coppola was reasonable in light of the significant responsibilities of his position and will encourage him to remain with the company and motivate him to achieve our desired performance goals

        In December 2015, we granted Mr. Coppola a 2016 non-equity incentive award with a target payment of one hundred percent (100%) of his base salary.

Senior Vice President—Sales and Distribution

        Ms. Ahrens was paid base salary of $284,365 based on a rate of $285,000 per annum for the first half of 2015 and a rate of $295,000 per annum for the second half of 2015. Ms. Ahrens also received and a non-equity incentive bonus of $325,000, 114% of her target award. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our strong operating performance in 2015 relative to our 2015 operating profit target. The compensation committee also considered the strong orders performance in our Office segment.

        On February 9, 2015, Ms. Ahrens was granted 7,500 restricted shares and 7,500 performance based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance based stock units vest if the company exceeds $225 million of operating profit over a three-year period and an additional twenty-five percent of the performance based stock units vest if the company exceeds $255 million of operating profit over a three-year period. The remaining fifty percent of the performance based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. As explained above, the compensation committee believes these grants will keep Ms. Ahrens appropriately motivated by incentivizing her to achieve our financial goals and deliver returns for our stockholders.

        In December 2015, we granted Ms. Ahrens a 2016 non-equity incentive award with a target payment of one hundred percent (100%) of her base salary.

Executive Vice President—Design

        Mr. Pardo was paid base salary of $291,173 based on a rate of $285,000 per annum for the first half of 2015 and a rate of $295,000 per annum for the second half of 2015. Mr. Pardo also received a 2015 non-equity incentive bonus of $290,000, 102% of his target award. In exercising its discretion to pay more than the target amount, the compensation committee primarily considered our strong operating performance relative to our 2015 operating profit target and Mr. Pardo's individual contributions, including his leadership in our development of new products.

        On February 9, 2015, Mr. Pardo was granted 5,000 restricted shares and 5,000 performance based stock units. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. Twenty-five percent of the performance based stock units vest if the company exceeds $225 million of operating profit over a three-year period and an additional twenty-five percent of the performance based stock units vest if the company exceeds $255 million of operating profit over a three-year period. The remaining fifty percent of the performance based stock units vest if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. As explained above, the compensation committee believes these grants will have both a strong retentive influence on Mr. Pardo and, at the same time, keep him appropriately motivated by incentivizing him to achieve our financial goals and deliver returns for our stockholders.

        In December 2015, we granted Mr. Pardo a 2015 non-equity incentive award with a target payment of $285,000.

Operating Profit as a Target

        Although we consider various financial metrics (including revenue growth, gross margins, and earnings per share growth), as well as subjective factors, when making our compensation decisions, we use operating profit as the primary performance metric under our annual non-equity incentive awards and as the trigger target for vesting under our restricted stock awards and performance based stock units. We believe that operating profit is the best financial measurement for evaluating our actual operating performance because it is less subject to non-recurring and non-operating items. When evaluating our performance, we believe items such as our tax rates, asset sales and share buybacks, which impact other financial metrics (like net income or earnings per share), should not be considered. We generally also exclude the impact of infrequent or non-recurring items, such as restructuring charges, that are not indicative of operating performance, and therefore we generally use adjusted operating profit when we evaluate our performance or compare our performance with the performance of our competitors.

2016 Grant of Restricted Shares

        On February 17, 2016, we granted an aggregate of 80,000 time-vesting restricted shares to certain of our named executive officers in the following amounts: Mr. Cogan (55,000 shares), Mr. Spray (12,500 shares), Ms. Ahrens (7,500), and Mr. Pardo (5,000 shares). On the same date we also granted 80,000 performance-based stock units to these executive officers in the same amounts. The restricted shares cliff vest in one tranche on the third anniversary of the date of grant. One-half of the performance based stock units vest if the company exceeds its three-year operating profit target and the other half vests if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of the Peer Group. Under the grant our executive officers can receive additional units equal to twenty-five percent of the target unit award if we significantly exceed our operating profit goals. Unvested restricted shares and stock units are automatically forfeited if the grantee voluntarily leaves the company prior to vesting. Consistent with our 2015 equity grants, the compensation committee elected to divide our latest equity grant in this manner in order to simultaneously reward performance, retain our key executives and encourage stock ownership. As explained above, the compensation committee determined the specific level of each of these awards by applying its discretion and judgment as to what is appropriate in light of all of the circumstances, including our strategic and operational objectives, our stock price, compensation levels at comparable positions within our Peer Group, the responsibilities of the executive officers and the amounts of the executive officers' then-outstanding equity awards.

Tax Implications of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to the chief executive officer or any other executive officer covered by Section 162(m) unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), but we generally pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. In many circumstances we believe that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Advisory Vote on Executive Compensation

        We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. At the 2015 Annual Meeting of Stockholders, approximately 20% of our stockholders voted for, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. The compensation committee reviewed the final vote results for this proposal and discussed the vote with certain stockholders. On the basis of this evaluation, the compensation committee believes that a supplemental equity retention award made to our CEO in April 2014 was a central focus of our 2014 executive compensation for our stockholders. While we respect the opinions expressed by our stockholders, we believe that the equity retention award was reasonable and necessary given our CEO's central role in driving the strategic direction of the company, the length of the vesting period, and the fact that one-half of the award was performance-based. We also note that the equity retention award was a one-time event and does not constitute a routine aspect of our compensation program. In total, our CEO compensation for 2015 is approximately seventy percent (70%) less than 2014. The compensation committee believes that our compensation program is balanced and appropriately rewards our executive officers for performance. Accordingly, our board recommends that you vote "FOR" Proposal 3 at the annual meeting. For more information, see "Proposal 3—Advisory Vote on Executive Compensation" in this proxy statement.

Summary Compensation Table

        The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2015, 2014 and 2013, by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)		Total ($)
Andrew B. Cogan,	2015	847,892	—	1,517,654	—	1,000,000	(4)	6,758		—		3,372,304
Chief Executive Officer	2014	816,000	—	9,099,300	—	900,000	(5)	159,954		—		10,975,254
	2013	800,000	—	1,632,000	—	320,000	(6)	—		—		2,752,000
Craig B. Spray,	2015	331,327	—	341,472	—	357,000	(7)	—		15,900	(8)	1,045,699
Senior Vice President and	2014	325,000	—	—	—	325,000	(9)	—		7,800	(8)	657,800
Chief Financial Officer	2013	88,750	—	1,897,500	—	200,000	(10)	—		84,933	(11)	2,271,183
Joseph T. Coppola,	2015	198,423	—	836,098	—	335,000	(12)	—		100,748	(13)	1,470,269
Chief Operating Officer
Benjamin A. Pardo,	2015	291,173	—	189,707	—	290,000	(14)	—		18,550	(8)	789,430
Executive Vice President—	2014	275,000	—	201,413	—	265,000	(15)	56,806	(16)	10,400	(8)	808,619
Director of Design	2013	265,000	—	408,000	—	100,000	(17)	—		10,200	(8)	783,200
Pamela J. Ahrens,	2015	284,365	—	284,561	—	325,000	(18)	—		15,900	(8)	909,826
Senior Vice President—Sales	2014	285,000	—	379,750	—	285,000	(19)	—		7,800	(8)	949,750
and Distribution

(1)
Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the aggregate grant date fair value determined for financial accounting purposes. The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the restricted stock awards granted to the named executive officers in February 2015, October 2015, February 2014, April 2014, October 2013, and February 2013, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 17 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

(2)
For 2015, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 4, 2014 (or June 1, 2015 in the case of Mr. Coppola) for services rendered in 2015. For 2014, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 5, 2013 for services rendered in 2014. For 2013, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 6, 2012 (on September 23, 2013 in the case of Mr. Spray) for services rendered in 2013.

(3)
Amounts in this column represent a positive change in the actuarial present value of each named executive officer's accumulated plan benefit under the Knoll Pension Plan. The benefits were calculated as of the Plan's measurement date of December 31 for 2015, 2014 and 2013. For more information on the Knoll Pension Plan, see "Pension Benefits" below. The actuarial present value of Mr. Pardo's benefit under the Knoll Pension Plan decreased by $9,050 for 2015 due to a change in plan assumptions.

(4)
The compensation committee recommended, and the board of directors approved, an additional $168,000 in compensation to Mr. Cogan over his target incentive plan compensation of $832,000 based on his performance in 2015. See "Compensation Discussion and Analysis" on page 27 for more details on Mr. Cogan's compensation.

(5)
The compensation committee recommended, and the board of directors approved, an additional $100,000 in compensation to Mr. Cogan over his target incentive plan compensation of $800,000 based on his performance in 2014.

(6)
The compensation committee recommended, and the board of directors approved, $320,000 in incentive compensation to Mr. Cogan based on his performance in 2013.

(7)
The compensation committee awarded an additional $32,000 in compensation to Mr. Spray over his target incentive plan compensation of $325,000 based on his performance in 2015. See "Compensation Discussion and Analysis" on page 27 for more details on Mr. Spray's compensation.

(8)
These amounts represent our matching, profit sharing and transition contributions to the Knoll, Inc. Retirement Savings Plan for certain named executive officers.

(9)
The compensation committee awarded $325,000 in compensation to Mr. Spray based on his performance in 2014.

(10)
The compensation committee awarded $200,000 in compensation to Mr. Spray based on his performance in 2013, which was the minimum amount originally guaranteed to Mr. Spray under the terms of his original offer letter.

(11)
This amount represents $75,000 in relocation expenses provided to Mr. Spray under the Knoll Relocation Program, and $9,933 in temporary living and benefit expenses reimbursed in connection with Mr. Spray's move to Pennsylvania.

(12)
The compensation committee awarded $335,000 in compensation to Mr. Coppola based on his performance in 2015, which was the minimum amount guaranteed to Mr. Coppola under the terms of his original offer letter. See "Compensation Discussion and Analysis" on page 28 for more details on Mr. Coppola's compensation.

(13)
This amount represents $75,000 in relocation expenses provided to Mr. Coppola under the Knoll Relocation Program, and $12,000 in temporary living expenses reimbursed in connection with Mr. Coppola's move to Pennsylvania. Also includes $13,748 in matching and profit sharing contributions under the Knoll Retirement Savings Plan.

(14)
The compensation committee awarded Mr. Pardo an additional $5,000 in compensation to Mr. Pardo over his target incentive plan compensation of $285,000 based on his performance in 2015. See "Compensation Discussion and Analysis" on page 29 for more details on Mr. Pardo's compensation.

(15)
The compensation committee awarded Mr. Pardo 100% of his target incentive plan compensation of $265,000 based on his performance in 2014.

(16)
These amounts represent a change in the present value of Mr. Pardo's pension benefit based solely on a change in plan actuarial assumptions and not on account of additional benefit accruals.

(17)
The compensation committee awarded $100,000 in compensation to Mr. Pardo based on his performance in 2013. Mr. Pardo's original target incentive plan compensation was $250,000.

(18)
The compensation committee awarded an additional $40,000 in compensation to Ms. Ahrens over her target incentive plan compensation of $285,000 based on her performance in 2015. See "Compensation Discussion and Analysis" on page 28 for more details on Ms. Ahrens' compensation.

(19)
The compensation committee awarded Ms. Ahrens 100% of her target incentive plan compensation of $285,000 based on her performance in 2014.

Grants of Plan-Based Awards

        The following table shows all plan-based awards granted to the named executive officers during fiscal year 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Andrew B. Cogan	12/03/15	857,000	(2)	—		—		—	—	—
	02/09/15	—		40,000	(3)	—		—	—	665,254
	02/09/15	—				40,000	(4)	—	—	852,400
Craig B. Spray	12/03/15	335,000	(5)	—		—		—	—	—
	02/09/15	—		9,000	(3)	—		—	—	149,682
	02/09/15	—		—		9,000	(4)	—	—	191,790
Joseph T. Coppola	12/03/15	335,000	(6)	—		—		—	—	—
	10/26/15	—		20,000	(3)	—		—	—	366,498
	10/26/15					20,000	(4)	—	—	469,600
Benjamin A. Pardo	12/03/15	285,000	(7)	—		—		—	—	—
	02/09/15	—		5,000	(3)	—		—	—	83,157
	02/09/15	—		—		5,000	(4)	—	—	106,550
Pamela J. Ahrens	12/03/15	295,000	(8)	—		—		—	—	—
	02/09/15	—		7,500	(3)	—		—	—	159,825
	02/09/15	—		—		7,500	(4)	—	—	124,736

(1)
The aggregate grant date fair values of these awards were determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification Topic 718. The awards for which amounts are shown in this table are the restricted stock awards granted to the named executive officers in October 2015 (in the case of Mr. Coppola) and February 2015 (for the other named executive officers), as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 17 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016.

(2)
On December 3, 2015, Mr. Cogan was granted a non-equity incentive award under our 2016 Incentive Compensation Program, whereby Mr. Cogan can qualify for a target incentive payment of one hundred percent (100%) of his base salary. Mr. Cogan's current base salary is $857,000. Pursuant to the terms of his employment agreement, Mr. Cogan's annual incentive target must be equal to at least one hundred percent (100%) of his base salary. The incentive payment will be based on our success in 2016, including our ability to meet our 2016 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(3)
The awards indicated represent performance based restricted stock units granted to the named executive officer on February 9, 2015 (or October 26, 2015, in the case of Mr. Coppola). Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $225 million of operating profit over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $255 million of operating profit over a three-year performance period. The restricted stock units may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(4)
The awards indicated represent restricted shares granted to the named executive officer on February 9, 2015 (or October 26, 2015 in the case of Mr. Coppola). These restricted shares cliff vest on the third anniversary of the date of grant (i.e., February 9, 2018 or October 26, 2018 in the case of Mr. Coppola) but may vest earlier on a pro rata basis upon a change in control, qualified termination, death or disability, all as defined in the applicable restricted share agreement and stock incentive plan.

(5)
On December 3, 2015, Mr. Spray was granted a non-equity incentive award under our 2016 Incentive Compensation Program, whereby Mr. Spray can qualify for a target incentive payment of one hundred percent (100%) of his base salary. Mr. Spray's current base salary is $335,000. The incentive payment will be based on our success in 2016, including our ability to meet our 2016 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(6)
On December 3, 2015, Mr. Coppola was granted a non-equity incentive award under our 2016 Incentive Compensation Program, whereby Mr. Coppola can qualify for a target incentive payment of one hundred percent (100%) of his base salary. Mr. Coppola's current base salary is $335,000. The incentive payment will be based on our success in 2016, including our ability to meet our 2016 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(7)
On December 3, 2015, Mr. Pardo was granted a non-equity incentive award under our 2016 Incentive Compensation Program, whereby Mr. Pardo can qualify for a target incentive payment of $285,000. The incentive payment will be based on our success in 2016, including our ability to meet our 2016 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above.

(8)
On December 3, 2015, Ms. Ahrens was granted a non-equity incentive award under our 2016 Incentive Compensation Program, whereby Ms. Ahrens could qualify for a target incentive payment of one hundred percent (100%) of her base salary. Ms. Ahrens' current base salary is $295,000. The incentive payment will be based on our success in 2016, including our ability to meet our 2016 operating profits plan. A description of our annual non-equity incentive compensation program is provided under "Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses" above

 Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

        Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended. Effective July 1, 2015, Mr. Cogan's employment agreement provides for an annual base salary of $857,000 and, for 2015 and subsequent years, a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors.

        The employment agreement for Mr. Cogan expires April 1, 2016 and renews automatically for additional one-year terms each April 1 unless either party gives 60 days notice of his or its intention not to renew. The agreement may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreements, or, if the agreement is terminated by Mr. Cogan following our breach, we must pay Mr. Cogan termination compensation. The termination compensation is an amount equal to 200% of Mr. Cogan's then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. Mr. Cogan's agreement also contains non-competition, non-solicitation (during the term of the agreement and for two years thereafter) and confidentiality provisions. Mr. Cogan is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan and the Knoll Pension Plan. For more detailed information on the severance benefits provided under these agreements, see "Potential Payments upon Termination or Change-in-Control" below.

        Effective July 1, 2015, as approved by our compensation committee, Mr. Spray's annual base salary is $335,000. On December 3, 2015, our compensation committee granted Mr. Spray an incentive award under our 2016 Incentive Compensation Program, whereby he can qualify for a target 2016 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Spray is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits and the Knoll Retirement Savings Plan.

        Effective June 1, 2015, as approved by our compensation committee, Coppola's annual base salary is $335,000. Pursuant to the terms of his original offer letter, Mr. Coppola also was guaranteed an incentive award of $335,000 under our 2015 Incentive Compensation Program, $75,000 in relocation expenses and up to $12,000 in temporary living expenses. On December 3, 2015, our compensation committee granted Mr. Coppola an incentive award under our 2016 Incentive Compensation Program, whereby he can qualify for a target 2016 non-equity incentive bonus of one hundred percent (100%) of his base salary. Mr. Coppola is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits and the Knoll Retirement Savings Plan.

        Effective July 1, 2015, as approved by our compensation committee, Mr. Pardo's base salary is $295,000. On December 3, 2015, our compensation committee granted Mr. Pardo an incentive award under our 2016 Incentive Compensation Program, whereby he can qualify for a target 2016 non-equity incentive bonus of $285,000. Mr. Pardo is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, and the Knoll Retirement Savings Plan.

        Effective July 1, 2015, as approved by our compensation committee, Ms. Ahrens' base salary is $295,000. On December 3, 2015, our compensation committee granted Ms. Ahrens an incentive award under our 2016 Incentive Compensation Program, whereby she can qualify for a target 2016 non-equity incentive bonus of one hundred percent (100%) of her base salary. Ms. Ahrens is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, and the Knoll Retirement Savings Plan.

Change-in-Control Provisions and Pension Benefits

        Certain stock option agreements and restricted stock and unit agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, 100% of the outstanding options and a pro rata portion of the outstanding restricted shares and stock units will become vested. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests, less any shares which previously vested.

        For 2015, Mr. Cogan participated in the Knoll Pension Plan, a noncontributory defined benefit plan, which previously covered all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. Commencing on January 1, 2012, the Knoll Pension Plan was closed to participants with fewer than seventy points (defined as age plus completed years of service). For 2015, Mr. Cogan was the only named executive officer continuing to accrue benefits under the Knoll Pension Plan. Effective January 1, 2016, the Knoll Pension Plan was frozen for all participants, including Mr. Cogan. For further discussion of pension benefits see "Pension Benefits" and "Potential Payments upon Termination or Change-in-Control" below.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew B. Cogan	—	—	—	—	—	100,000	(2)	1,880,000
						200,000	(3)	3,760,000
						60,000	(4)	1,128,000
						40,000	(5)	752,000
									200,000	(6)	3,760,000
									60,000	(7)	1,128,000
									40,000	(8)	752,000
Craig B. Spray	—	—	—	—	—	36,667	(9)	689,340
						9,000	(5)	169,200
									9,000	(8)	169,200
Joseph T. Coppola	—	—	—	—	—	20,000	(5)	376,000
									20,000	(8)	376,000
Benjamin A. Pardo	—	—	—	—	—	25,000	(2)	470,000
						7,500	(4)	141,000
						5,000	(5)	94,000
									7,500	(7)	141,000
									5,000	(8)	94,000
Pamela J. Ahrens	—	—	—	—	—	18,750	(10)	352,500
						7,500	(5)	141,000
									7,500	(8)	141,000

(1)
Calculated based upon the closing price of our common stock on December 31, 2015, which was $18.80 per share.

(2)
The awards indicated represent restricted shares granted to the named executive officer on February 8, 2013. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant (i.e., February 8, 2016). These restricted shares may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(3)
The awards indicated represent restricted shares granted to the named executive officer on April 23, 2014. These restricted shares cliff vest, based on continuous employment, on the fourth anniversary of the date of grant (i.e., April 23, 2018). These restricted shares may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(4)
The awards indicated represent restricted shares granted to the named executive officer on February 10, 2014. These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant (i.e., February 10, 2017). These restricted shares may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(5)
The awards indicated represent restricted shares granted to the named executive officer on February 9, 2015 (or October 26, 2015 in the case of Mr. Coppola). These restricted shares cliff vest, based on continuous employment, on the third anniversary of the date of grant (i.e., February 9, 2018). These restricted shares may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(6)
The awards indicated represent performance based restricted stock units granted to the named executive officer on April 23, 2014. The units vest upon if we achieve $255 million in operating profit over a four year performance period. The restricted stock units may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(7)
The awards indicated represent performance based restricted stock units granted to the named executive officer on February 10, 2014. Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of Knoll stock over a three year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $225 million of operating profit over a three year performance period and an additional twenty five percent (25%) of the restricted stock units vest if we achieve $255 million of operating profit over a three year performance period. The restricted stock units may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(8)
The awards indicated represent performance based restricted stock units granted to the named executive officer on February 9, 2015 (or October 26, 2015 in the case of Mr. Coppola). Fifty percent (50%) of the restricted stock units vest only if the total shareholder return of

  Knoll stock over a three-year performance period exceeds the median total shareholder return of our Peer Group. Twenty-five percent (25%) of the restricted stock units vest if we achieve $225 million of operating profit over a three-year performance period and an additional twenty-five percent (25%) of the restricted stock units vest if we achieve $255 million of operating profit over a three-year performance period. The restricted stock units may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(9)
The awards indicated represent restricted shares granted to Mr. Spray on October 21, 2013. These restricted shares vest, based on continuous employment, over three years in three equal annual installments on the anniversary of the grant date. These restricted shares may vest earlier on a pro rata basis upon a change in control, death or disability, all as defined in the applicable equity agreements and stock incentive plan.

(10)
The awards indicated represent restricted shares granted to Ms. Ahrens on February 10, 2014. The restricted shares vest over three years with 25% of the grant vesting on each of the first and second anniversaries of the grant date and 50% of the grant vesting on the third anniversary of the grant date.

Option Exercises and Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew B. Cogan	—	—	85,000	(3)	1,811,350
Craig B. Spray	—	—	36,667	(4)	867,175
Joseph T. Coppola	—	—	—		—
Benjamin A. Pardo	63,421	284,773	20,000	(3)	426,200
Pamela J. Ahrens	—	—	6,250	(3)	133,188

(1)
The shares acquired on exercise reflected in this table were sold by the named executive officers on the same day as exercise. Accordingly, when calculating the value realized on exercise in this column, we used the actual price at which the shares were sold by the named executive officer. Amounts in this column reflect the difference between the price at which the shares were sold and the applicable exercise price, multiplied by the number of shares acquired on exercise and sold.

(2)
Calculated using the closing price the trading day before the applicable vesting dates: February 9, 2015 ($21.31 per share) and October 20, 2015 ($23.65 per share).

(3)
These amounts reflect shares which vested on February 10, 2015.

(4)
This amount reflects shares which vested on October 21, 2015.

Pension Benefits

        The present value of the accumulated benefits for each of the named executive officers shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of December 31, 2015, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2015. Mr. Cogan is our only named executive officer who accrued additional benefits under the plan for 2015. The Knoll Pension Plan was frozen for all participants, effective January 1, 2016.

        In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive's career compensation, which is defined in the plan as the sum of the executive's compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

        Upon the earlier of the 5th anniversary of participation in the plan, or the participant turning age 65, a participant becomes entitled, upon retirement at normal retirement age (age 65, 66 or 67 depending on the participant's date of birth), to a pension benefit of 1.55% of the participant's career compensation.

        Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month's payment before normal retirement age depending on the participant's age and years of service at the time of such early retirement.

        The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2015 (based on a measurement date of December 31, 2015), including a 4.65% discount rate and the RP-2014 Total Dataset Employee Mortality Tables and the RP-2014 Total Dataset Healthy Annuitant Mortality Tables, both projected generationally from 2006 with Mortality Improvement Scale MP-2015. Please see Note 16 entitled "Pension and Other Postretirement Benefits" in the notes to our audited financial statements included in our 2015 annual report on Form 10-K for a discussion of these assumptions.

2015 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew B. Cogan	Knoll Pension Plan	20	475,235	—
Benjamin A. Pardo	Knoll Pension Plan	6	188,148	—

(1)
Amounts in this column are calculated as of the Pension Plan's measurement date ending on December 31, 2015. Amounts in this column assume that benefits are paid in the form of an annuity during the executive's lifetime. The number of years of credited service under the Knoll Pension Plan differs from the named executive officers' actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996 and Mr. Cogan began working at Knoll prior to such date and Mr. Pardo's benefits were frozen effective January 1, 2012.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Under Employment Agreements

        Mr. Cogan is entitled to severance benefits under his employment agreement. The agreement may be terminated by us at any time, but if so terminated without "cause," or if we fail to renew the agreement, we must pay termination compensation. We also must pay termination compensation to Mr. Cogan in the event he terminates his employment agreement on account of our breach. The termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. Upon termination for any reason, Mr. Cogan is also generally entitled to continued coverage under health, disability and medical benefits for one year from the date of termination.

        The severance benefits to Mr. Cogan under his employment agreement are triggered upon any of the following events:

  •
  termination by the company (other than for cause, death or disability);

  •
  failure by the company to renew Mr. Cogan's agreement; or

  •
  termination by Mr. Cogan following a material breach by the company under the agreement.

        Cause is defined in Mr. Cogan's agreement as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive's receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

        The portion of the Mr. Cogan's severance amount related to base salary under the employment agreements is payable in twenty-four equal monthly installments following the date of termination and the portion of the severance amounts related to average annual bonuses ("Bonus Severance") is payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts shall be paid as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination and (ii) the next eighteen monthly installments (six in the case of Bonus Severance amounts) shall be paid in one installment each on the seventh through twenty-fourth (twelfth anniversary in the case of Bonus Severance amounts) monthly anniversary of the date of termination. Mr. Cogan's employment agreement provides for a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

        Mr. Cogan's employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter.

        Mr. Coppola is entitled to a severance benefit under the terms of his offer letter. If Mr. Coppola is terminated by Knoll without "Cause" during the first 12 months of his employment, Mr. Coppola is entitled to 12 months of his base salary. Cause is defined as (i) failure, neglect, or refusal of the executive to perform his duties which failure, neglect or refusal is not corrected within 30 days of his receipt of written notice from the company of such failure, neglect or refusal (it being understood that a failure to attain performance objectives shall not in and of itself be treated as a failure to perform duties), (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the company's policies and procedures, as determined by the company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by executive of guilty or "nolo contendere" to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the company's reasonable suspicion of the executive's commission of an act of fraud, misappropriation or embezzlement against the company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the company, as determined by the company.

        Our other named executive officers do not have formal employment agreements or contractual severance benefits. They are, however, entitled to severance benefits under our severance pay plan described below.

Severance Pay Plan

        Our severance pay plan generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers (excluding Mr. Cogan and Mr. Coppola), who are not covered by a collective bargaining agreement, unless such agreement calls for participation in the plan. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed for business or economic reasons, such as due to a reduction in force on account of weak sales volume. This makes it unlikely to apply to our named executive officers. The severance pay plan does not cover retirements, terminations for disability or terminations for misconduct (as defined in the plan). It also does not cover terminations in connection with the sale of all or part of us or a subsidiary or other business combination involving us or a subsidiary where (i) the employee is offered a position of comparable pay and responsibility by the purchasing or surviving business (and not required to commute more than 35 miles further) or (ii) the employee accepts employment in any position with the purchasing or surviving business.

        The amount of the severance pay is equal to one week of pay per completed year of service, subject to a minimum of 4 weeks' pay and a maximum of 26 weeks' pay. Employees may receive up to $25,000 of severance benefits under the severance pay plan as a lump sum (to be paid within 60 days of the termination date), with the remainder of the severance benefits to be paid as regular payroll payments. All of our named executive officers, other than Mr. Cogan and Mr. Coppola, are technically covered by the severance pay plan; however, it is unlikely one of our named executive officers would be terminated under circumstances that would trigger benefits.

Pension Benefits

        For 2015, Mr. Cogan participated in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who joined Knoll prior to January 1, 2011. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. Mr. Cogan was our only named executive officer who accrued additional benefits under the Plan for 2015. For a more detailed discussion of their pension benefits see "Executive Compensation—Pension Benefits" above.

        As of December 31, 2015, the estimated annual benefits payable under the Knoll Pension Plan upon normal retirement for each of our eligible named executive officers is as follows: Mr. Cogan ($65,100); and Mr. Pardo ($24,644). Our other named executive officers are not eligible for a benefit under the Knoll Pension Plan due to the partial freeze of the Plan that was announced during 2011 and effective January 1, 2012. The Knoll Pension Plan was frozen to all participants, effective January 1, 2016.

Change-in-Control Provisions

        Our stock option agreements and restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein). In the case of stock options, 100% of the options vest. In the case of restricted stock, the vesting is pro rata and calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2015

        Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2015. Actual amounts can only be determined upon the actual triggering event.

Andrew B. Cogan.

        If Mr. Cogan's employment was terminated on December 31, 2015 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,324,000, which represents 200% of his base salary of $857,000 as of December 31, 2015, and the average of the bonuses paid to him for 2014 and 2013 ($900,000 and $320,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. Regardless of the reason for Mr. Cogan's termination, he would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan's equity awards, he would also be entitled to pro rata vesting of 356,666 shares of restricted stock and stock units. As of December 31, 2015, these restricted shares and stock units had a value of $6,705,321 based on a closing price of $18.80 on December 31, 2015.

        Mr. Cogan would not be entitled to early retirement benefits under the Knoll Pension Plan because he was not at least 55 years of age on December 31, 2015.

        Mr. Cogan's employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Mr. Cogan is entitled. However, if the severance pay plan was applicable to a termination of Mr. Cogan's employment, he would be credited with 26 years of service and entitled to $428,500, or 26 weeks of base salary.

Craig B. Spray

        If Mr. Spray's employment was terminated as of December 31, 2015 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be entitled to $25,769, or 4 weeks of pay, the minimum under our severance pay plan.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Spray's equity awards, he would also be entitled to pro rata vesting of 11,110 shares of restricted stock and stock units. As of December 31, 2015, these restricted shares had a value of $208,868, based on a closing price of $18.80 on December 31, 2015.

        Mr. Spray would not be entitled to early retirement benefits under the Knoll Pension Plan because he is not a participant in the Plan.

Joseph T. Coppola.

        If Mr. Coppola's employment was terminated on December 31, 2015 in a manner that triggered the severance payments under his offer letter, he would be entitled to $335,000, which represents 12 months of his base salary as of December 31, 2015. If Mr. Coppola was terminated for cause, he would not be entitled to benefits under the severance provisions of his offer letter.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Coppola's equity awards, he would also be entitled to pro rata vesting of 2,222 shares of restricted stock and stock units. As of December 31, 2015, these restricted shares and stock units had a value of $41,774, based on a closing price of $18.80 on December 31, 2015.

        Mr. Coppola would not be entitled to any retirement benefits under the Knoll Pension Plan because he is not a participant in the Plan.

        The Knoll Severance Pay Plan would not apply to Mr. Coppola during the first 12 months of his employment. However, if the severance pay plan was applicable to a termination of Mr. Coppola's employment, he would be entitled to severance pay of $25,769, or 4 weeks of pay, the minimum under our severance pay plan.

Benjamin A. Pardo.

        If Mr. Pardo's employment was terminated as of December 31, 2015 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case he would be entitled to $56,731 or 10 weeks of pay.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Pardo's equity awards, he would be entitled to pro rata vesting of 28,612 shares of restricted stock and stock units. As of December 31, 2015, these restricted shares and stock units had a value of $537,906, based on a closing price of $18.80 on December 31, 2015.

        Mr. Pardo would not be entitled to early retirement benefits under the Knoll Pension Plan because he was not at least 55 years of age on December 31, 2015.

Pamela J. Ahrens.

        If Ms. Ahrens employment was terminated as of December 31, 2015 she would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Pay Plan, in which case she would be entitled to $22,692, representing 4 weeks of pay, the minimum under our severance pay plan.

        If the termination was in connection with a change-in-control that triggered the accelerated vesting of Ms. Ahrens' equity awards, she would be entitled to pro rata vesting of 13,195 shares of restricted stock and stock units. As of December 31, 2015, these restricted shares had a value of $248,066, based on a closing price of $18.80 on December 31, 2015.

        Ms. Ahrens would not be entitled to early retirement benefits under the Knoll Pension Plan because she is not a participant in the Plan.

Compensation Risk

        Our compensation committee conducted a risk-assessment of our compensation programs and practices. This process included: a review of the disclosure requirements contained in Item 402(s) of Regulation S-K; a review of our compensation programs; the identification of features that could potentially encourage excessive or imprudent risk taking of a material nature; a review of our business risks generally, as described in our public filings; the identification and review of additional risks specifically associated with our compensation programs; and the identification and review of factors that mitigate these risks. Based on this process, our compensation committee concluded that our compensation programs and practices are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

 COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2015. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2015.

        This report is submitted by the compensation committee.

    Jeffrey A. Harris (Chairman)
    Sidney Lapidus
    Sarah E. Nash
    Christopher G. Kennedy

TRANSACTIONS WITH RELATED PERSONS

        We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our Code of Ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers. Our board has also adopted a written policy regarding related person transactions which supplements our audit committee charter and Code of Ethics by establishing additional procedures for monitoring, reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any "related person transaction," as defined under SEC rules, which generally includes a transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries, was, is or will be a participant and in which a "related person" has a material direct or indirect interest. "Related persons" include directors and executive offers, and their immediate family members, and stockholders owning five percent (5%) or more of the Company's outstanding stock. Under the policy, related person transactions must be submitted to the company's legal department and approved or ratified by the company's audit committee or audit committee chair.

        During 2015, in the ordinary course of business the Company sold furniture and related products in the aggregate amount of approximately $4.2 million to the following stockholders (or one of their affiliates) who owned more than five percent (5%) of the Company's outstanding stock as of December 31, 2015: FMR LLC, BlackRock, Inc. and The Vanguard Group, Inc. In accordance with the related person transaction policy described above, these transactions were reviewed and approved by the audit committee.

Restricted Stock-Tax Withholding

        On each of February 10, 2015 and October 21, 2015, restricted stock awarded to certain of our named executive officers vested. In connection with these vestings, we withheld vested shares with an aggregate value of $1,554,605 (based on the closing price of our common stock on the trading day prior to the applicable vesting) to cover the statutory tax obligations of the named executive officers. For more information on these vestings, see "Option Exercises and Stock Vested" on page 38 above.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report equity ownership and changes in equity ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis except that one Form 4 for John F. Maypole reporting a single sale of Knoll common stock was not filed on a timely basis.

REPORT OF AUDIT COMMITTEE

        The audit committee of the board of directors has furnished the following report:

        The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee's role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2015, the audit committee took the following actions:

  •
  Reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited financial statements for the fiscal year ended December 31, 2015 and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent registered public accounting firm's audit of internal control over financial reporting;

  •
  Discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees; and

  •
  Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Public Company Accounting Oversight Board Rule 3526. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

        Based on the audit committee's review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)
Stephen F. Fisher
Sarah E. Nash
Kathleen G. Bradley

PROPOSAL 2—INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the our company and our stockholders.

        Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2015. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

        The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2015 and 2014, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2015	2014
Audit Fees(1):	$1,657,423	$1,884,580
Audit-Related Fees:	0	0
Tax Fees:	0	0
All Other Fees:	2,000	0

Total	$1,659,423	$1,884,580

(1)
Audit Fees includes fees associated with the annual audit and statutory audits required internationally, the review of quarterly reports on Form 10-Q, and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

        The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2016 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

        For fiscal year 2015 and 2014, all audit and non-audit services described above were pre-approved by the audit committee.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee's appointment of the independent registered public accounting firm.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

 PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Section 14A to the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are generally designed to provide competitive compensation packages that will attract and retain superior talent, motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance, and align the interests of our executive officers with the long-term interests of our stockholders.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers, as well as the philosophy, policies and practices, all as described in this proxy statement in accordance with the SEC's rules. The vote is advisory, and therefore it is not binding on the company, the compensation committee or our board of directors. We have determined that our stockholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. The next advisory vote on the compensation of our named executive officers will be at the 2017 Annual Meeting of Stockholders.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve this Proposal 3.

        Accordingly, we ask our stockholders to vote on the following nonbinding resolution at the Annual Meeting:

          "RESOLVED, that the company's stockholders approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure."

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

        The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

        To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2017, your proposal must be received no later than November 23, 2016 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8.

        To be considered for presentation at the Annual Meeting of Stockholders to be held in 2017, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in our by-laws and received not less than 90 days nor more than 120 days before the first anniversary of the date of the 2016 Annual Meeting. As a result, any proposal given by a stockholder pursuant to the provisions of our by-laws (other than pursuant to Rule 14a-8) must be received no earlier than January 3, 2017 and no later than February 2, 2017. However, if the date of the 2017 Annual Meeting occurs more than 30 days earlier or more than 60 days after May 4, 2017, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting.

        If we do not receive notice by these dates, or if we meet certain other requirements under SEC rules, the persons named as proxies in the proxy materials relating to that meeting may use their discretion in voting the proxies when these matters are raised at the meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in our by-laws. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

By Order of the Board of Directors

Michael A. Pollner Senior Vice President, General Counsel and Secretary
East Greenville, Pennsylvania March 23, 2016

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Exhibit A—Reconciliation of Non-GAAP Financial Measures

Knoll Inc.

	2015	2014
Operating Profit ($mm)	$101.0	$76.8
Add back (deduct):
Intangible asset impairment charge	10.7	—
Pension Settlement and OPEB Curtailment	—	6.5
Restructuring charges	0.9	1.5
Seating Product Discontinuation	0.9	—
Acquisition Expenses	—	0.7
Remeasurement of FilzFelt Earn-out Liability	—	0.5

Adjusted Operating Profit	$113.5	$86.0

Net Sales ($mm)	$1,104.4	$1,050.3
Adjusted Operating Profit %	10.3%	8.2%

Twelve Months Ended December 31, 2015
(in millions)

	Operating Profit	Intangible asset impairment charge	Seating product discontinuation charge	Restructuring Charges	Adj. Operating Profit	% of Sales
Office	$43.1	$—	$0.9	$0.5	$44.5	6.5%
Studio	43.3	—	—	0.4	43.7	14.4%
Coverings	14.6	10.7	—	—	25.3	22.2%

Knoll Inc.	$101.0	$10.7	$0.9	$0.9	$113.5	10.3%

Twelve Months Ended December 31, 2014
(in millions)

	Operating Profit	Pension settlement and OPEB curtailment	Remeasurement of FilzFelt earn-out liability	Acquisition Expenses and Restructuring Charges	Adj. Operating Profit	% of Sales
Office	$22.0	$5.3	$—	$2.1	$29.4	4.5%
Studio	33.6	0.8	—	(0.2)	34.2	12.2%
Coverings	21.2	0.4	0.5	0.3	22.4	19.5%

Knoll Inc.	$76.8	$6.5	$0.5	$2.2	$86.0	8.2%

 Exhibit A—Reconciliation of Non-GAAP Financial Measures

	12/31/2015	12/31/2014
Debt Levels(1)	$238.7	$275.5
LTM Net Earnings ($mm)	$66.0	$46.6
LTM Adjustments
Interest	6.1	6.7
Taxes	37.5	29.2
Depreciation and Amortization	21.3	20.0
Non-cash Items and Other(2)	12.5	11.9

LTM Adjusted EBITDA	$143.4	$114.4	(3)
Bank Leverage Calculation(4)	1.67	2.41

(1)
Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2)
Non-cash and Other items includes, but is not limited to, stock-based compensation expenses, unrealized gains and losses on foreign exchange, a pension settlement and other postretirement benefits curtailment, an intangible asset impairment charge, and restructuring charges.

(3)
Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

(4)
Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

NNNNNNNNNNNN . + NNNNNN C 1234567890 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/KNL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Important Notice Regarding the Availability of Proxy Materials for the Knoll, Inc. Stockholder Meeting to be Held on May 4, 2016 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at: www.envisionreports.com/KNL : Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/KNL to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 24, 2016 to facilitate timely delivery. + C O Y 02AT7D NNNNNNNNN Stockholder Meeting Notice1234 5678 9012 345 IMPORTANT ANNUAL MEETING INFORMATION

. Knoll, Inc’s Annual Meeting of Stockholders will be held on May 4, 2016 at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019 at 9:00 a.m. Local Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3: 1. 2. Election of Three Directors named in the proxy statement. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2016. Approval of executive compensation. 3. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. g Internet – Go to www.envisionreports.com/KNL. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Knoll, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 24, 2016. g g 02AT7D Stockholder Meeting Notice

NNNNNNNNNNNN . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 4, 2016. Vote by Internet • Go to www.envisionreports.com/KNL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. + 1. Election of Directors: To elect three directors named in the proxy statement to hold office for a term ending at the 2019 Annual Meeting of Stockholders. For Withhold For Withhold For Withhold 01 - John F. Maypole 02 - Jeffrey A. Harris 03 - Kathleen G. Bradley For Against Abstain ForAgainst Abstain 2. To ratify selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. 3. To approve, on an advisory basis, the company’s executive compensation. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. NNNNNNNC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 6 9 6 4 7 1 02AT5D NNNNNNNNN C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Knoll, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2016 The undersigned hereby appoints Craig B. Spray and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at the offices of Knoll, Inc. at 1330 Avenue of the Americas, 2nd Floor, New York, New York 10019 on Wednesday, May 4, 2016 at 9:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. To participants in the Knoll Retirement Savings Plan: This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Knoll Retirement Savings Plan. This proxy, when properly executed, will be voted as indicated on the reverse side. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 1, 2016, you will be treated as directing the Plan’s Trustee to vote your shares in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 4, 2016: The proxy statement and annual report to stockholders are available at www.envisionreports.com/KNL. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)